Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 31, 2014, with respect to the financial statements of Majestic Mississippi, LLC included in the Registration Statement (Form S-1 No. 333-193225) and related Prospectus of Full House Resorts, Inc. dated April 7, 2014.

/s/ Ernst & Young LLP

Las Vegas, Nevada

April 7, 2014